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                                                                      Exhibit 11


                        Calculation of Earnings per Share


                                                        March 31, 1997    March 31, 1996
                                                        --------------    --------------

Net income (loss)                                           $   345          $  (313)

Preferred Dividends                                              80               32

Net income (loss) applicable to common shares                   265             (345)

Primary net income (loss) per share                            0.05            (0.08)

Fully diluted net income per share                          $  0.04          $    --

Primary weighted average number of
    common and common equivalent shares                       5,226            4,281

Fully diluted average number of common
    and common equivalent shares                              8,996               --


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